                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                   FORM 8-K



                                CURRENT REPORT


                      Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)         August 18, 1998
                                                -------------------------------


                            VINTAGE PETROLEUM, INC.
--------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)


   Delaware                        1-10578                      73-1182669
---------------               ----------------              -------------------
(State or other               (Commission File                (IRS Employer
jurisdiction of                   Number)                   Identification No.)
incorporation)


4200 One Williams Center, Tulsa, Oklahoma                               74172
-----------------------------------------                             ----------
(Address of principal executive offices)                              (Zip Code)


Registrant's telephone number, including area code (918) 592-0101
                                                   --------------



                                Not applicable
--------------------------------------------------------------------------------
         (Former name or former address, if changed since last report)

Item 1.  Changes in Control of Registrant.

         Not applicable.

Item 2.  Acquisition or Disposition of Assets.

         Not applicable.

Item 3.  Bankruptcy or Receivership.

         Not applicable.

Item 4.  Changes in Registrant's Certifying Accountant.

         Not applicable.

Item 5.  Other Events.

         Effective January 1, 1998, Vintage Petroleum, Inc. (the "Company") elected to change its accounting method for oil and gas properties from the full cost method to the successful efforts method. Management believes that the successful efforts method of accounting is preferable and that the accounting change will more accurately present the results of the Company's exploration and development activities, minimize asset write-offs caused by temporary declines in oil and gas prices and reflect an impairment in the carrying value of the Company's oil and gas properties only when there has been a permanent decline in their fair value.

         As a result of this change in accounting, all prior year financial statements have been retroactively restated to give effect to this change in accounting method. The effect, net of income taxes, was a reduction of retained earnings as of December 31, 1997, of $46.0 million, primarily resulting from a reduction of net property, plant and equipment of $74.7 million and a reduction of the deferred income tax liability of $28.7 million. The change in accounting method decreased net income by $17.3 million ($0.33 per diluted share), $8.0 million ($0.16 per diluted share) and $1.9 million ($0.05 per diluted share) for 1997, 1996 and 1995, respectively.

         The following restated financial statements and related data of the Company are included as part of this Form 8-K:

                                                                            Page
                                                                           -----

      Summary Financial and Operating Data (As Restated)                   4

      Management's Discussion and Analysis of Financial Condition
         and Results of Operations (As Restated)                           5-13

      Report of Independent Public Accountants                             14

      Financial Statements:
         Consolidated Balance Sheets as of December 31, 1997
          and 1996 (As Restated)                                           15

         Consolidated Statements of Income for the Years Ended
          December 31, 1997, 1996 and 1995 (As Restated)                   16

         Consolidated Statements of Changes in Stockholders'
          Equity for the Years Ended December 31, 1997, 1996
          and 1995 (As Restated)                                           17

         Consolidated Statements of Cash Flows for the Years Ended
          December 31, 1997, 1996 and 1995 (As Restated)                   18

         Notes to Consolidated Financial Statements (As Restated)          19-44

                   VINTAGE PETROLEUM, INC. AND SUBSIDIARIES
                     SUMMARY FINANCIAL AND OPERATING DATA

YEARS ENDED DECEMBER 31,                     1997 (a)     1996 (a)     1995 (a)    1994 (a)    1993 (a)
-------------------------------------------------------------------------------------------------------
                      (In thousands, except per share amounts and operating data)
FINANCIAL DATA
Income Statement Data:
Oil and gas sales                           $  355,113   $  258,368    $160,254    $141,357    $113,259
Gathering revenues                              18,063       20,508      12,380      14,635       7,861
Gas marketing revenues                          45,981       31,920      20,912      27,285      36,175
Total revenues                                 416,590      312,147     195,215     185,751     160,709
Operating expenses                             172,676      138,438      95,121      96,549      85,205
Exploration costs                               12,667       10,192       3,834       3,012       1,372
Depreciation, depletion
 and amortization                               96,307       66,861      48,336      39,341      31,889
Interest                                        36,762       30,109      20,178      12,002       6,943
Income before cumulative
 effect of accounting change (b)                54,954       33,188       9,449      14,389      15,839
Net income                                      54,954       33,188       9,449      14,389      17,564
Earnings per share before effect
 of accounting change (b):
    Basic                                         1.07          .69         .23         .36         .40
    Diluted                                       1.05          .68         .22         .34         .38
Earnings per share:
    Basic                                         1.07          .69         .23         .36         .44
    Diluted                                       1.05          .68         .22         .34         .42
Dividends declared per share                      .065        .0525       .0425       .0325       .0225
                                            ----------   ----------    --------    --------    --------
Balance Sheet Data (end of year):
Total assets                                $  915,394   $  766,816    $613,397    $377,010    $352,966
Long-term debt, less current portion           451,096      372,390     315,846     186,548     174,164
Stockholders' equity                           337,578      236,406     203,265     137,210     124,149
                                            ----------   ----------    --------    --------    --------

OPERATING DATA
Production:
Oil (MBbls)                                     15,457       11,939       7,608       6,657       4,785
Gas (MMcf)                                      42,691       32,366      30,610      28,884      22,504
                                            ----------   ----------    --------    --------    --------
Average Sales Prices:
Oil (per Bbl)                               $    17.02   $    16.73    $  15.26    $  13.53    $  14.14
Gas (per Mcf)                                     2.16         1.81        1.46        1.78        2.03
                                            ----------   ----------    --------    --------    --------
Proved Reserves (end of year):
Oil (MBbls)                                    187,768      178,296     147,871      70,789      63,277
Gas (MMcf)                                     552,163      382,846     310,762     281,638     273,142
                                            ----------   ----------    --------    --------    --------
Present value of estimated future
 net revenues before income taxes
 discounted at 10 percent (in thousands):
    Oil and gas properties                  $1,222,560   $1,807,137    $894,249    $446,987    $359,978
    Gathering systems                            5,940       10,364      10,641       9,215       8,105
Standardized measure of discounted
 future net cash flows (in thousands)        1,016,645    1,392,841     736,546     385,721     339,701
                                            ----------   ----------    --------    --------    --------

Significant acquisitions of producing oil and gas properties during 1997, 1995 and 1993 affect the comparability between the Financial and Operating Data for the years presented above. Earnings per share and dividends declared per share amounts have been adjusted to give effect to the Company's two-for-one common stock split effected on October 7, 1997.

(a) Restated for change in accounting method. See Note 1 to the Company's financial statements included elsewhere in this Form 8-K.

(b) Represents results before the cumulative effect on prior years of adopting Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                 (AS RESTATED)


CHANGE IN ACCOUNTING METHOD

     Effective January 1, 1998, the Company elected to convert from the full cost method to the successful efforts method of accounting for its investments in oil and gas properties. The Company believes that the successful efforts method of accounting is preferable, as it will more accurately present the results of the Company's exploration and development activities, minimize asset write-offs caused by temporary downward oil and gas price movements and reflect an impairment in the carrying value of its oil and gas properties only when there has been a permanent decline in their fair value. Accordingly, the Company has retroactively restated its previously issued financial statements to conform with successful efforts accounting. The effect, net of income taxes, was to reduce December 31, 1997, retained earnings by $46.0 million primarily resulting from a reduction of net property, plant and equipment of $74.7 million and a reduction of the deferred income tax liability of $28.7 million.

     In addition to the impact from acquisition, exploitation and exploration activities, the Company anticipates several changes due to the adoption of the successful efforts accounting method. DD&A expense may be somewhat lower on a per BOE basis relative to what it was under the full cost method principally because the aggregate restated costs subject to amortization are lower. General and administrative expense per BOE of production is likely to be higher as the cost of exploration and acquisition related overhead is expensed rather than capitalized and amortized. In addition, the Company's earnings will have an exploration expense component associated with the recognition of certain exploration expenditures, including geological and geophysical costs and exploratory dry hole costs, which are expensed in the period incurred rather than capitalized and amortized as was the case under the full cost method.

RESULTS OF OPERATIONS

     The Company's results of operations have been significantly affected by its success in acquiring oil and gas properties and its ability to maintain or increase production through its exploitation and exploration activities. Fluctuations in oil and gas prices have also significantly affected the Company's results. Principally through acquisitions, the Company has achieved significant increases in its oil and gas production. The following table reflects the Company's average oil and gas prices and its oil and gas production for the periods presented:

                                           Years Ended December 31,
                                           -------------------------
                                            1997     1996     1995
                                           -------  -------  -------
AVERAGE PRICES:
   Oil (per Bbl) -
       U.S...........................      $ 17.23  $ 17.19  $ 15.44
       Argentina.....................        16.67    15.91    13.98
       Bolivia.......................        16.52        -        -
       Total.........................        17.02    16.73    15.26
   Gas (per Mcf) -
       U.S...........................      $  2.33  $  1.81  $  1.46
       Bolivia.......................         1.10        -        -
       Total.........................         2.16     1.81     1.46

PRODUCTION:
   Oil (MBbls) -
       U.S...........................        9,692    7,694    6,647
       Argentina.....................        5,630    4,245      961
       Bolivia.......................          135        -        -
       Total.........................       15,457   11,939    7,608
   Gas (MMcf) -
       U.S...........................       36,623   32,366   30,610
       Bolivia.......................        6,068        -        -
       Total.........................       42,691   32,366   30,610

   Total MBOE........................       22,573   17,333   12,710

     Average U.S. oil prices received by the Company fluctuate generally with changes in the West Texas Intermediate ("WTI") posted prices for oil. The Company's Argentina oil production is sold at WTI spot prices less a specified differential. The Company experienced a two percent increase in its average oil price in 1997 compared to 1996. During 1997, the impact of Argentina oil hedges reduced the Company's overall average oil price 24 cents to $17.02 per Bbl and its average Argentina oil price was reduced 66 cents to $16.67 per Bbl. Approximately 49 percent of the 1997 Argentina oil production was covered by hedges. Oil hedges reduced the Company's overall 1996 average oil price $2.00 to $16.73 per Bbl. The Company's 1996 average U.S. oil price was reduced $1.47 to $17.19 per Bbl while its average Argentina oil price was reduced $2.96 to $15.91 per Bbl. Overall, average realized oil prices in 1996 exceeded 1995 by 10 percent. Before the impact of oil hedges, the Company's average realized oil prices for 1997, 1996 and 1995 were approximately 84 percent, 85 percent and 82 percent of the average NYMEX reference price, respectively.

     Average U.S. gas prices received by the Company fluctuate generally with changes in spot market prices, which may vary significantly by region. The Company's Bolivia average gas price is tied to a long-term contract for which the base price is adjusted for changes in specified fuel oil indexes. The Company's average gas price for 1997 was 19 percent higher than 1996 while its 1996 average gas price exceeded 1995 by 24 percent. Average realized gas prices for 1996 were negatively impacted by five cents per Mcf as a result of certain gas hedges that were in place for 40,000 Mcf of gas per day for the period January through March 1996.

     The Company has previously engaged in oil and gas hedging activities and intends to continue to consider various hedging arrangements to realize commodity prices which it considers favorable. Currently, there are no oil or gas hedges in place.

     Relatively modest changes in either oil or gas prices significantly impact the Company's results of operations and cash flow. However, the impact of changes in the market prices for oil and gas on the Company's average realized prices may be reduced from time to time based on the level of the Company's hedging activities. Based on 1997 oil production, a change in the average oil price realized by the Company of $1.00 per Bbl would result in a change in net income and cash flow before income taxes for the year of approximately $11.4 million and $15.0 million, respectively. A 10 cent per Mcf change in the average price realized by the Company for gas would result in a change in net income and cash flow before income taxes for the year of approximately $2.6 million and $4.1 million, respectively, based on 1997 gas production.

PERIOD TO PERIOD COMPARISONS

     During 1995, 1996 and 1997, the Company made various acquisitions which significantly impacted the period to period comparisons. Acquisitions made during 1995 (the "1995 Acquisitions") include the purchase of certain oil and gas properties from Texaco Exploration and Production, Inc. ("Texaco") (the "Texaco Properties") in May 1995, the acquisition of a controlling interest in Cadipsa, S.A., an Argentina oil and gas exploration company which was publicly traded until September 26, 1996 ("Cadipsa"), in July 1995, the acquisition of Vintage Oil Argentina, Inc., formerly BG Argentina, S.A. ("Vintage Argentina"), in September 1995, and the acquisition of certain Argentina oil and gas properties from Astra Compania Argentina de Petroleo S.A. and Shell Compania Argentina de Petroleo S.A. (collectively, the "Astra/Shell Properties") in November 1995 and December 1995, respectively. Acquisitions made during 1996 (the "1996 Acquisitions") include the purchase of certain oil and gas properties and facilities from Exxon Company, U.S.A. in November 1996 and the acquisition of Vintage Petroleum Boliviana Ltd., formerly Shamrock Ventures (Boliviana) Ltd. ("Vintage Boliviana"), from affiliates of Diamond Shamrock, Inc. and Austrofueguina, S.A. in December 1996. In April 1997, the Company purchased certain oil and gas properties and facilities from subsidiaries of Burlington Resources Inc. (the "Burlington Properties").

     The Company's consolidated revenues and expenses for 1995, 1996 and 1997 include the consolidation of 100 percent of Cadipsa from the date of acquisition under the purchase method of accounting. The minority interest in income (loss) of subsidiary reflects the portion of Cadipsa's income (loss) attributable to the minority ownership for the years ended December 31, 1995, 1996 and 1997. Effective July 1, 1997, the operations of Cadipsa were merged into Vintage Argentina and Cadipsa became inactive and is awaiting governmental approval of formal dissolution.

  YEAR ENDED DECEMBER 31, 1997, COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Net income was $54.9 million for the year ended December 31, 1997, up 66 percent from $33.2 million in 1996. Increases in the Company's oil and gas production of 30 percent on an equivalent barrel basis, an increase of 19 percent in natural gas prices, and an increase of two percent in oil prices are primarily responsible for the increase in net income. The production increases primarily relate to the acquisition of the Burlington Properties, exploitation activities in Argentina, exploration activities in the Galveston Bay area, and the 1996 Acquisitions.

     Oil and gas sales increased $96.7 million (37 percent), to $355.1 million for 1997 from $258.4 million for 1996. A 29 percent increase in oil production and a two percent increase in average oil prices combined to account for $63.3 million of the increase. A 32 percent increase in gas production and a 19 percent increase in average gas prices contributed to an additional $33.4 million increase.

     Other income (expense) decreased $3.9 million, to an expense of $2.5 million for 1997 from income of $1.4 million for 1996, due primarily to a $5.5 million charge in 1997 related to an adverse judgement in a lawsuit involving the handling of proceeds received by the Company from a 1992 gas contract termination. The charge was partially offset by a $1.6 million gain recognized on the sale of a gas gathering system.

     Lease operating expenses, including production taxes, increased $22.4 million (24 percent), to $114.3 million for 1997 from $91.9 million for 1996. The increase in lease operating expenses is due primarily to costs associated with the Burlington Properties, the 1996 Acquisitions, and an increase in severance taxes due to higher oil and gas sales. Lease operating expenses per equivalent barrel produced decreased to $5.07 in 1997 from $5.30 for 1996.

     Exploration costs increased $2.5 million (24 percent) to $12.7 million for 1997 from $10.2 million for 1996. The Company's 1997 exploration costs included $6.6 million for unsuccessful exploratory drilling, $5.6 million for the acquisition of seismic data and $0.5 million in lease impairments. The Company's 1996 exploration costs included $6.9 million for the acquisition of seismic data, $3.2 million for unsuccessful exploratory drilling and $0.1 million in lease impairments.

     Impairments of oil and gas properties of $8.8 million were recognized in 1997, compared to no impairments in 1996, due primarily to the decline in oil prices which took place in the last quarter of 1997. The Company reviews its proved properties for impairment on a field basis and recognizes an impairment whenever events or circumstances (such as declining oil and gas prices) indicate that the properties' carrying value may not be recoverable. The impairment provision is based on the excess of carrying value over fair value.

     General and administrative expenses increased $4.5 million (19 percent), to $27.4 million for 1997 from $22.9 million for 1996, due primarily to the acquisition of Vintage Boliviana, the addition of personnel as a result of the acquisition of the Burlington Properties and additional costs associated with unsuccessful acquisition activities.

     Depreciation, depletion and amortization increased $29.4 million (44 percent), to $96.3 million for 1997 from $66.9 million for 1996, due primarily to the 30 percent increase in production on an equivalent barrel basis. The Company's average DD&A rate per equivalent barrel produced for 1997 was $4.14 compared to $3.73 for 1996.

     Interest expense increased $6.7 million (22 percent), to $36.8 million for 1997 from $30.1 million for 1996, due primarily to a 29 percent increase in the Company's total average outstanding debt as a result of the acquisition of the Burlington Properties on April 1, 1997, and the acquisitions made late in 1996. The increase was partially offset by a decrease in the Company's overall average interest rate from 8.36% in 1996 to 8.01% in 1997.

 YEAR ENDED DECEMBER 31, 1996, COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Net income was $33.2 million for the year ended December 31, 1996, up 251 percent from $9.4 million in 1995. Increases in the Company's oil and gas production of 36 percent on an equivalent barrel basis, an increase of 24 percent in natural gas prices, and an increase of 10 percent in oil prices are primarily responsible for the increase in net income. The production increases primarily relate to the 1995 Acquisitions.

     Oil and gas sales increased $98.1 million (61 percent), to $258.4 million for 1996 from $160.3 million for 1995. A 57 percent increase in oil production and a 10 percent increase in average oil prices combined to account for $83.7 million of the increase. A six percent increase in gas production and a 24 percent increase in average gas prices contributed to an additional $14.4 million increase.

     Lease operating expenses, including production taxes, increased $25.1 million (38 percent), to $91.9 million for 1996 from $66.8 million for 1995.
The increase in lease operating expenses is due primarily to the 1995 Acquisitions. Lease operating expenses per equivalent barrel produced increased one percent to $5.30 in 1996 from $5.25 for 1995.

     Exploration expenses increased $6.4 million (168 percent) to $10.2 million for 1996 from $3.8 million for 1995. The Company's 1996 exploration costs included $6.9 million for the acquisition of seismic data, $3.2 million for unsuccessful exploratory drilling and $0.1 million in lease impairments. The Company's 1995 exploration costs included $2.5 million for the acquisition of seismic data, $1.1 million for unsuccessful exploratory wells and $0.2 million in lease impairments.

     General and administrative expenses increased $7.4 million (48 percent), to $22.9 million for 1996 from $15.5 million for 1995, due primarily to the acquisitions of Cadipsa and Vintage Argentina in the last half of 1995 and additional costs associated with unsuccessful acquisition activities.

     Depreciation, depletion and amortization increased $18.5 million (38 percent), to $66.8 million for 1996 from $48.3 million for 1995, due primarily to the 36 percent increase in production on an equivalent barrel basis. The Company's average DD&A rate per equivalent barrel produced for 1996 was $3.73 compared to $3.61 for 1995.

     Interest expense increased $9.9 million (49 percent), to $30.1 million for 1996 from $20.2 million for 1995, due primarily to a 24 percent increase in the Company's total average outstanding debt related primarily to the 1995 Acquisitions.

CAPITAL EXPENDITURES

     During 1997, the Company's domestic oil and gas capital expenditures totaled $193.8 million. Acquisitions of domestic producing oil and gas properties totaled $133.5 million, the largest being the April 1997 acquisition of the Burlington Properties for $102.7 million. Funds for these acquisitions were provided by advances under the Company's revolving credit facility. During 1997, the Company's international oil and gas capital expenditures of $64.8 million included $52.8 million in Argentina, primarily on exploitation and exploration activities.

     During 1996, the Company's domestic oil and gas capital expenditures totaled $108.0 million of which $50.5 million were for acquisitions of producing oil and gas properties. The largest of these acquisitions was approximately $28.5 million for producing oil and gas properties located in south Alabama acquired from Exxon Company, U.S.A. Funds for these acquisitions were provided by advances under the Company's revolving credit facility. The Company's 1996 international oil and gas capital expenditures of $88.8 million included approximately $48.0 million in Argentina, primarily for exploitation activities, and $37.0 million in Bolivia related to the acquisition of Vintage Boliviana. Funds for the purchase were provided by advances under the Company's revolving credit facility.

     The Company is committed to perform 17,728 work units related to its concession rights in the Naranjillos field in Santa Cruz Province, Bolivia awarded in late 1997. The work unit commitment is guaranteed by the Company through an $88.6 million letter of credit; however, the Company anticipates that it will fulfill this three-year work unit commitment through approximately $50 to $60 million of various seismic and drilling capital expenditures. In addition, the Company's commitment to perform 1,400 work units related to an exploration program within the Chaco Block in Bolivia was fulfilled during 1998 through acquisitions of 3-D seismic and the drilling of two wells. Under the Company's exploration contract on Block 19 in Ecuador, the Company is required to participate in the drilling of one additional well. The Company expects to drill the well during 1999 at a cost of approximately $4.0 million.

     The Company is also committed to spend approximately $11.0 million in the Republic of Yemen over the next two and one-half years beginning July 28, 1998. The expenditures will include the acquisition and interpretation of over 150 square kilometers of seismic and the drilling of three exploration wells. At the end of the first two and one-half years, the Company has the option to extend the work program for a second two and one-half year period with similar work and capital commitments required.

     Except for the commitments discussed above, the timing of most of the Company's capital expenditures is discretionary with no material long-term capital expenditure commitments. Consequently, the Company has a significant degree of flexibility to adjust the level of such expenditures as circumstances warrant. The Company primarily uses internally generated cash flow to fund capital expenditures other than significant acquisitions and anticipates that its cash flow, net of debt service obligations, coupled with advances under its revolving credit facility, will be sufficient to fund its planned $185 million of non-acquisition capital expenditures during 1998. The Company's planned 1998 non-acquisition capital expenditure budget is currently allocated 60 percent to exploitation activities, including development and infill drilling, and approximately 40 percent to exploration activities. The Company does not have a specific acquisition budget since the timing and size of acquisitions are difficult to forecast. The Company is actively pursuing additional acquisitions of oil and gas properties. In addition to internally generated cash flow and advances under its revolving credit facility, the Company may seek additional sources of capital to fund any future significant acquisitions (see "-- Liquidity").

     The Company's recent oil and gas capital expenditure history is as follows:

                                                           Years Ended December 31,
                                                       -------------------------------
                                                          1997      1996       1995
                                                       ---------  ---------  ---------
                                                               (In thousands)
Acquisition of oil and gas reserves..................   $139,749   $ 91,282   $207,658
Drilling.............................................     71,069     51,175     21,343
Workovers and recompletions..........................     32,856     33,482     18,313
Acquisition of undeveloped acreage and seismic data..     10,349     14,847      7,684
Acquisition and construction of gathering systems....      1,209        724        234
Other................................................      4,638      5,945      1,462
                                                       ---------  ---------  ---------
 Total...............................................   $259,870   $197,455   $256,694
                                                       =========  =========  =========

LIQUIDITY

     Internally generated cash flow and the borrowing capacity under its revolving credit facility are the Company's major sources of liquidity. In addition, the Company may use other sources of capital, including the issuance of additional debt securities or equity securities, to fund any major acquisitions it might secure in the future and to maintain its financial flexibility.

     In the past, the Company has accessed the public markets to finance significant acquisitions and provide liquidity for its future activities. In conjunction with the purchase of substantial oil and gas assets in 1990, 1992 and 1995, the Company completed three public equity offerings, as well as a public debt offering in 1995, which provided the Company with aggregate net proceeds of approximately $272 million.

     On February 5, 1997, the Company completed a public offering of 3,000,000 shares (after giving effect to the Company's two-for-one common stock split effected on October 7, 1997) of common stock, all of which were sold by the Company. Net proceeds to the Company of approximately $47 million were used to repay a portion of existing indebtedness under the revolving credit facility.

     Also on February 5, 1997, the Company issued $100 million of its 8 5/8% Senior Subordinated Notes Due 2009 (the "8 5/8% Notes"). Net proceeds to the Company of approximately $96 million were used to repay a portion of existing indebtedness under the revolving credit facility.

     The 8 5/8% Notes are redeemable at the option of the Company, in whole or part, at any time on or after February 1, 2002. The 8 5/8% Notes mature on February 1, 2009, with interest payable semiannually on February 1 and August 1 of each year.

     The 8 5/8% Notes and the Company's 9% Senior Subordinated Notes Due 2005, which were issued in 1995 (collectively, the "Notes"), are unsecured senior subordinated obligations of the Company, rank subordinate in right of payment to all senior indebtedness (as defined) and rank pari passu with each other. Upon a change in control (as defined therein) of the Company, holders of the Notes may require the Company to repurchase all or a portion of the Notes at a purchase price equal to 101 percent of the principal amount thereof, plus accrued and unpaid interest. The indentures for the Notes contain limitations on, among other things, additional indebtedness and liens, the payment of dividends and other distributions, certain investments and transfers or sales of assets.

     The Company's unsecured revolving credit facility under the Amended and Restated Credit Agreement dated December 8, 1997 (the "Credit Agreement"), establishes a borrowing base (currently $500 million) determined by the banks' evaluation of the Company's oil and gas reserves.

     Outstanding advances under the Credit Agreement bear interest payable quarterly at a floating rate based on Bank of Montreal's alternate base rate (as defined) or, at the Company's option, at a fixed rate for up to six months based on the eurodollar market rate ("LIBOR"). The Company's interest rate increments above the alternate base rate and LIBOR vary based on the level of outstanding senior debt to the borrowing base. As of July 31, 1998, the Company had elected a fixed rate based on LIBOR for a substantial portion of its outstanding advances, which resulted in an average interest rate of approximately 6.8 percent per annum. In addition, the Company must pay a commitment fee ranging from 0.25 to 0.375 percent per annum on the unused portion of the banks' commitment.

     On a semiannual basis, the Company's borrowing base is redetermined by the banks based upon their review of the Company's oil and gas reserves. If the sum of outstanding senior debt exceeds the borrowing base, as redetermined, the Company must repay such excess. Any principal advances outstanding under the Credit Agreement at December 1, 2000, will be payable in 12 equal consecutive quarterly installments commencing March 1, 2001, with maturity at December 1, 2003.

     The unused portion of the Credit Agreement was approximately $93 million at July 31, 1998. The unused portion of the Credit Agreement and the Company's internally generated cash flow provide liquidity which may be used to finance future capital expenditures, including acquisitions. As additional acquisitions are made and properties are added to the borrowing base, the banks' determination of the borrowing base and their commitments may be increased.

INFLATION

     In recent years inflation has not had a significant impact on the Company's operations or financial condition.

INCOME TAXES

     The Company incurred a current provision for income taxes of approximately $5.2 million for 1997, $2.6 million for 1996, and a current benefit for income taxes of $1.0 million for 1995. The total provision for U.S. income taxes is based on the Federal corporate statutory income tax rate plus an estimated average rate for state income taxes. Earnings of the Company's foreign subsidiary, Vintage Boliviana, are subject to Bolivia income taxes. Earnings of the Company's foreign subsidiary, Vintage Argentina, are subject to Argentina income taxes.

     As of December 31, 1997, the Company had estimated net operating loss carryforwards of $35.4 million for Argentina income tax reporting purposes which can be used to offset future taxable income in Argentina. The carryforward amount includes certain Argentina net operating loss carryforwards which were acquired in a purchase business combination and are recorded at cost, which is less than the calculated value under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. These unrecorded net operating loss carryforwards will reduce the Company's foreign income tax provision for financial purposes in future years by approximately $4.5 million when their benefit is realized. No U.S. deferred tax liability will be recognized related to the unremitted earnings of these foreign subsidiaries as it is the Company's intention, generally, to reinvest such earnings permanently.

     The Company has a U.S. Federal alternative minimum tax ("AMT") credit carryforward of approximately $2.9 million which does not expire and is available to offset U.S. Federal regular income taxes in future years, but only to the extent that U.S. Federal regular income taxes exceed the AMT in such years.

FOREIGN OPERATIONS

     A significant portion of the Company's foreign operations are located in Argentina. The Company believes Argentina offers a relatively stable political environment and does not anticipate any significant change in the near future. The current democratic form of the government has been in place since 1983 and, since 1989, has pursued a steady process of privatization, deregulation and economic stabilization and reforms involving the reduction of inflation and public spending. Argentina's 12-month trailing inflation rate measured by the Argentine Consumer Price Index declined from 200.7 percent as of June 1991 to
1.01 percent as of June 1998.

     The Company believes that its Argentine operations present minimal currency risk. All of the Company's Argentine revenues are U.S. dollar based, while a large portion of its costs are denominated in Argentine pesos. The Argentina Central Bank is obligated by law to sell dollars at a rate of one Argentine peso to one U.S. dollar and has sought to prevent appreciation of the peso by buying dollars at rates of not less than 0.998 peso to one U.S. dollar. As a result, the Company believes that should any devaluation of the Argentine peso occur its revenues would be unaffected and its operating costs would not be significantly increased. At the present time, there are no foreign exchange controls preventing or restricting the conversion of Argentine pesos into dollars.

     Since the mid-1980's, Bolivia has been undergoing major economic reform, including the establishment of a free-market economy and the encouragement of foreign private investment. Economic activities that had been reserved for government corporations were opened to foreign and domestic private investments. Barriers to international trade have been reduced and tariffs lowered. A new investment law and revised codes for mining and the petroleum industry, intended to attract foreign investment, have been introduced.

     On February 1, 1987, a new currency, the Boliviano ("Bs"), replaced the peso at the rate of one million pesos to one Boliviano. The exchange rate is set daily by the Government's exchange house, the Bolsin, which is under the supervision of the Bolivian central bank. Foreign exchange transactions are not subject to any controls. The US$:Bs exchange rate at June 30, 1998, was US$1:Bs
5.52. The Company believes that any currency risk associated with its Bolivian operations would not have a material impact on the Company's financial position or results of operations.

YEAR 2000

     The Year 2000 issue represents a potentially serious information systems problem because many software applications and operational systems written in the past may not properly recognize calendar dates beginning in the Year 2000. This problem could force computers to either shut down or provide incorrect data or information. In consultation with its software and hardware providers, the Company began the process of identifying the changes required to its major financial/administrative systems and hardware in early 1997. Software upgrades designed to correct the Year 2000 issue for its U.S. financial systems were implemented in mid-1998 and testing is scheduled for completion by year end 1998. A replacement financial system has been selected for the Company's international locations and implementation has commenced in Bolivia with conversion of other international locations scheduled prior to April 1, 1999.

     The Company is currently in the process of assessing the potential impact that the Year 2000 issue will have on its field operating equipment and systems and has not yet determined the impact that the Year 2000 issue will have on such equipment and systems. In addition, the Company is also uncertain how it will be indirectly affected by the impact that the Year 2000 issue will have on the companies with which it conducts business. The Company does not believe that costs to address the Year 2000 issue will have a material adverse impact on its business, financial condition or results of operation.

FORWARD-LOOKING STATEMENTS

     This Form 8-K includes certain statements that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this Form 8-K, other than statements of historical facts, that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including future capital expenditures (including the amount and nature thereof), the drilling of wells, reserve estimates, future production of oil and gas, future cash flows, future reserve activity and other such matters are forward-looking statements. Although the Company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions within the bounds of its knowledge of its business, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements.

     Factors that could cause actual results to differ materially from those in forward-looking statements include: oil and gas prices; exploitation and exploration successes; continued availability of capital and financing; general economic, market or business conditions; acquisition opportunities (or lack thereof); changes in laws or regulations; risk factors listed from time to time in the Company's reports filed with the Securities and Exchange Commission; and other factors. The Company assumes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and Stockholders of Vintage Petroleum, Inc.:

     We have audited the accompanying consolidated balance sheets of Vintage Petroleum, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vintage Petroleum, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the consolidated financial statements, the Company has given retroactive effect to the change in accounting for oil and gas properties from the full cost method to the successful efforts method.



                                ARTHUR ANDERSEN LLP



Tulsa, Oklahoma
August 11, 1998

                    VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                     (RESTATED, IN THOUSANDS, EXCEPT SHARES
                             AND PER SHARE AMOUNTS)

                                  A S S E T S

                                                                   December 31,
                                                               --------------------
                                                                  1997       1996
                                                               ----------  --------
CURRENT ASSETS:
  Cash and cash equivalents..................................  $    5,797  $  2,774
  Accounts receivable -
    Oil and gas sales........................................      60,878    68,219
    Joint operations.........................................       6,358     4,445
  Deferred income taxes......................................       4,206         -
  Prepaids and other current assets..........................      12,443     9,252
                                                               ----------  --------
      Total current assets...................................      89,682    84,690
                                                               ----------  --------
PROPERTY, PLANT AND EQUIPMENT, at cost:
  Oil and gas properties, successful efforts method..........   1,158,749   913,245
  Oil and gas gathering systems..............................      12,943    13,489
  Other......................................................       8,420     8,438
                                                               ----------  --------
                                                                1,180,112   935,172
  Less accumulated depreciation, depletion and amortization..     373,225   271,147
                                                               ----------  --------
                                                                  806,887   664,025
                                                               ----------  --------
OTHER ASSETS, net............................................      18,825    18,101
                                                               ----------  --------
                                                               $  915,394  $766,816
                                                               ==========  ========

L I A B I L I T I E S  A N D  S T O C K H O L D E R S'  E Q U I T Y

CURRENT LIABILITIES:
  Revenue payable............................................  $   27,085  $ 24,746
  Accounts payable - trade...................................      21,088    20,355
  Other payables and accrued liabilities.....................      31,504    26,595
  Current portion of long-term debt..........................           -     6,629
  Acquisition costs payable..................................           -    35,051
                                                               ----------  --------
    Total current liabilities................................      79,677   113,376
                                                               ----------  --------
LONG-TERM DEBT, less current portion above...................     451,096   372,390
                                                               ----------  --------
DEFERRED INCOME TAXES........................................      43,135    39,220
                                                               ----------  --------
OTHER LONG-TERM LIABILITIES..................................       3,908     5,424
                                                               ----------  --------
COMMITMENTS AND CONTINGENCIES (Note 4)

STOCKHOLDERS' EQUITY, per accompanying statements:
  Preferred stock, $.01 par, 5,000,000 shares authorized,
    zero shares issued and outstanding.......................           -         -
  Common stock, $.005 par, 80,000,000 shares authorized,
    51,558,886 and 48,138,224 shares issued and outstanding..         258       241
  Capital in excess of par value.............................     202,008   152,200
  Retained earnings..........................................     135,312    83,965
                                                               ----------  --------
                                                                  337,578   236,406
                                                               ----------  --------
                                                               $  915,394  $766,816
                                                               ==========  ========

        The accompanying notes are an integral part of these statements.

                    VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
               (RESTATED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              For the Years Ended
                                                                 December 31,
                                                       --------------------------------
                                                          1997       1996       1995
                                                       ----------  ---------  ---------
REVENUES:
  Oil and gas sales...................................   $355,113   $258,368   $160,254
  Oil and gas gathering...............................     18,063     20,508     12,380
  Gas marketing.......................................     45,981     31,920     20,912
  Other income (expense)..............................     (2,567)     1,351      1,669
                                                       ----------  ---------  ---------
                                                          416,590    312,147    195,215
                                                       ----------  ---------  ---------
COSTS AND EXPENSES:
  Lease operating, including production taxes.........    114,346     91,916     66,771
  Exploration costs...................................     12,667     10,192      3,834
  Impairment of oil and gas properties................      8,785          -          -
  Oil and gas gathering...............................     14,932     16,985      9,511
  Gas marketing.......................................     43,398     29,537     18,839
  General and administrative..........................     27,361     22,902     15,505
  Depreciation, depletion and amortization............     96,307     66,861     48,336
  Interest............................................     36,762     30,109     20,178
                                                       ----------  ---------  ---------
                                                          354,558    268,502    182,974
                                                       ----------  ---------  ---------
    Income before income taxes and minority interest..     62,032     43,645     12,241
                                                       ----------  ---------  ---------
PROVISION (BENEFIT) FOR INCOME TAXES:
  Current.............................................      5,235      2,610       (955)
  Deferred............................................      1,640      7,365      4,566
                                                       ----------  ---------  ---------
                                                            6,875      9,975      3,611
                                                       ----------  ---------  ---------
MINORITY INTEREST IN (INCOME)
  LOSS OF SUBSIDIARY..................................       (203)      (482)       819
                                                       ----------  ---------  ---------

NET INCOME............................................   $ 54,954   $ 33,188   $  9,449
                                                       ==========  =========  =========

EARNINGS PER SHARE:
  Basic...............................................   $   1.07   $   0.69   $   0.23
                                                       ==========  =========  =========
  Diluted.............................................   $   1.05   $   0.68   $   0.22
                                                       ==========  =========  =========

Weighted Average Common Shares Outstanding:
  Basic...............................................     51,178     48,090     41,555
                                                       ==========  =========  =========
  Diluted.............................................     52,026     48,654     42,081
                                                       ==========  =========  =========

        The accompanying notes are an integral part of these statements.

                    VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
               (RESTATED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                  Capital
                                                              Common Stock       In Excess
                                                           ------------------     of Par     Retained
                                                           Shares     Amount      Value      Earnings     Total
                                                           ------    --------    ---------   --------    --------
BALANCE AT DECEMBER 31, 1994, as
 previously reported...............................        40,326    $    202    $ 91,100    $ 64,691    $155,993
  Cumulative effect of change in accounting
    principle retroactively applied................             -           -           -     (18,783)    (18,783)
  Net income.......................................             -           -           -       9,449       9,449
  Issuance of common stock.........................         5,606          28      55,176           -      55,204
  Exercise of warrants.............................           588           3       1,465           -       1,468
  Exercise of stock options and
    resulting tax effects..........................           802           4       1,865           -       1,869
  Cash dividends declared ($.0425 per share).......             -           -           -      (1,935)     (1,935)
                                                           ------    --------    --------    --------    --------

BALANCE AT DECEMBER 31, 1995.......................        47,322         237     149,606      53,422     203,265
  Net income.......................................             -           -           -      33,188      33,188
  Exercise of warrants.............................           612           3       1,529           -       1,532
  Exercise of stock options and
    resulting tax effects..........................           204           1       1,065           -       1,066
  Cash dividends declared ($.0525 per share).......             -           -           -      (2,645)     (2,645)
                                                           ------    --------    --------    --------    --------

BALANCE AT DECEMBER 31, 1996.......................        48,138         241     152,200      83,965     236,406
  Net income.......................................             -           -           -      54,954      54,954
  Issuance of common stock.........................         3,000          15      46,978           -      46,993
  Exercise of stock options and
    resulting tax effects..........................           421           2       2,830           -       2,832
  Cash dividends declared ($.0650 per share).......             -           -           -      (3,607)     (3,607)
                                                           ------    --------    --------    --------    --------

BALANCE AT DECEMBER 31, 1997.......................        51,559    $    258    $202,008    $135,312    $337,578
                                                           ======    ========    ========    ========    ========

        The accompanying notes are an integral part of these statements.

                    VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (RESTATED, IN THOUSANDS)

                                                                      For the Years Ended
                                                                         December 31,
                                                               -------------------------------
                                                                 1997       1996        1995
                                                               ---------  ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income..................................................  $  54,954  $  33,188   $   9,449
 Adjustments to reconcile net income to cash
  provided by operating activities -
   Depreciation, depletion and amortization..................     96,307     66,861      48,336
   Exploration costs.........................................     12,667     10,192       3,834
   Impairment of oil and gas properties......................      8,785          -           -
   Provision for deferred income taxes.......................      1,640      7,365       4,566
   Minority interest in income (loss) of subsidiary..........        203        482        (819)
                                                               ---------  ---------   ---------

                                                                 174,556    118,088      65,366

 Decrease (increase) in receivables..........................      5,428    (24,614)    (11,836)
 Increase (decrease) in payables and accrued liabilities.....      7,187     14,619      (1,012)
 Other.......................................................       (569)     2,493      (1,805)
                                                               ---------  ---------   ---------

   Cash provided by operating activities.....................    186,602    110,586      50,713
                                                               ---------  ---------   ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures -
   Oil and gas properties....................................   (257,275)  (156,133)   (138,004)
   Gathering systems and other...............................     (2,275)    (1,430)     (3,256)
 Proceeds from sales of oil and gas properties...............        360      1,291         604
 Purchase of companies, net of cash acquired.................    (38,788)    (9,160)    (45,886)
 Other.......................................................     (2,670)    (3,233)      2,777
                                                               ---------  ---------   ---------

   Cash used by investing activities.........................   (300,648)  (168,665)   (183,765)
                                                               ---------  ---------   ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Sale of common stock........................................     47,910      2,528      51,191
 Sale of 8 5/8% Senior Subordinated Notes Due 2009...........     96,270          -           -
 Sale of 9% Senior Subordinated Notes Due 2005...............          -          -     145,137
 Advances on revolving credit facility and other borrowings..    192,521    149,014     178,264
 Payments on revolving credit facility and other borrowings..   (216,335)   (90,720)   (237,679)
 Dividends paid..............................................     (3,297)    (2,514)     (1,747)
                                                               ---------  ---------   ---------

   Cash provided by financing activities.....................    117,069     58,308     135,166
                                                               ---------  ---------   ---------

NET INCREASE IN CASH AND CASH EQUIVALENTS....................      3,023        229       2,114
CASH AND CASH EQUIVALENTS, beginning of year.................      2,774      2,545         431
                                                               ---------  ---------   ---------

CASH AND CASH EQUIVALENTS, end of year.......................  $   5,797  $   2,774   $   2,545
                                                               =========  =========   =========

        The accompanying notes are an integral part of these statements.

                    VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


1.  BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

    CONSOLIDATION

     Vintage Petroleum, Inc. is an independent energy company with operations primarily in the exploration and production, gas marketing and gathering segments of the oil and gas industry. Approximately 99 percent of the Company's operations are within the exploration and production segment based on 1997 operating income. Its core areas of exploration and production operations include the West Coast, Gulf Coast, East Texas and Mid-Continent areas of the United States, the San Jorge Basin of Argentina and, beginning in 1997, the Chaco Basin in Bolivia. Argentina exploration and production operations commenced in 1995 as a result of the acquisitions discussed in Note 7.

     The consolidated financial statements include the accounts of Vintage Petroleum, Inc. and its wholly- and majority-owned subsidiaries (collectively, the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, if any, at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CHANGE IN ACCOUNTING METHOD

     Effective January 1, 1998, the Company elected to change its accounting method for oil and gas properties from the full cost method to the successful efforts method. Management believes that the successful efforts method of accounting is preferable and that the accounting change will more accurately present the results of the Company's exploration and development activities, minimize asset write-offs caused by temporary declines in oil and gas prices and reflect an impairment in the carrying value of the Company's oil and gas properties only when there has been a permanent decline in their fair value.

     As a result of this change in accounting, all prior year financial statements have been retroactively restated to give effect to this change in accounting method. The effect, net of income taxes, was a reduction of retained earnings as of December 31, 1997 of $46.0 million, primarily resulting from a reduction of net property, plant and equipment of $74.7 million and a reduction of deferred income tax liability of $28.7 million. The change in accounting method decreased net income by $17.3 million ($0.34 per diluted share), $8.0 million ($0.17 per diluted share) and $1.9 million ($0.05 per diluted share) for 1997, 1996 and 1995, respectively.

                    VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

  OIL AND GAS PROPERTIES

     Under the successful efforts method of accounting, the Company capitalizes all costs related to property acquisitions and successful exploratory wells, all development costs and the costs of support equipment and facilities. All costs related to unsuccessful exploratory wells are expensed when such wells are determined to be non-productive; other exploration costs, including geological and geophysical costs, are expensed as incurred. The Company recognizes gain or loss on the sale of properties on a field basis.

     Unproved leasehold costs are capitalized and are reviewed periodically for impairment. Costs related to impaired prospects are charged to expense.

     Costs of development dry holes and proved leaseholds are amortized on the unit-of-production method based on proved reserves on a field basis. The depreciation of capitalized drilling costs is based on the unit-of-production method using proved developed reserves on a field basis. Estimated abandonment costs, net of salvage value, are included in the depreciation and depletion calculation.

     The Company reviews its proved oil and gas properties for impairment on a field basis. For each field, an impairment provision is recorded whenever events or circumstances indicate that the carrying value of those properties may not be recoverable. The impairment provision is based on the excess of carrying value over fair value. Fair value is defined as the present value of the estimated future net revenues from production of oil and gas reserves over the economic life of the reserves. The Company recorded an impairment provision related to its proved oil and gas properties of $8.8 million in 1997. No impairment provision was required for 1996.

     Prior to the adoption of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets, and for Long-Lived Assets to be Disposed Of ("SFAS No. 121"), on January 1, 1996, the Company determined the impairment of oil and gas properties on a world-wide basis. The Company would record an impairment provision based on the excess of capitalized costs over the undiscounted net revenues from proved reserves using period-end prices. No such impairment provision was required in 1995. The impact of implementing SFAS No. 121 was not significant.

  REVENUE RECOGNITION

     Natural gas revenues are recorded using the sales method. Under this method, the Company recognizes revenues based on actual volumes of gas sold to purchasers. The Company and other joint interest owners may sell more or less than their entitlement share of the natural gas volumes produced. A liability is recorded and revenue is deferred if the Company's excess sales of natural gas volumes exceed its estimated remaining recoverable reserves.

                    VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

  HEDGING

     The Company periodically uses hedges (swap agreements) to reduce the impact of oil and natural gas price fluctuations. Gains or losses on swap agreements are recognized as an adjustment to sales revenue when the related transactions being hedged are finalized. Gains or losses from swap agreements that do not qualify for accounting treatment as hedges are recognized currently as other income or expense. The cash flows from such agreements are included in operating activities in the consolidated statements of cash flows.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS No. 133"). SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met.
Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement. Companies must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

     SFAS No. 133 is effective for fiscal years beginning after June 15, 1999, however, companies may implement the statement as of the beginning of any fiscal quarter beginning June 16, 1998. SFAS No. 133 cannot be applied retroactively and must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 (and, at the company's election, before January 1, 1998).

     The Company has not yet quantified the impact of adopting SFAS No. 133 on its financial statements and has not determined the timing of or method of the adoption of SFAS No. 133. However, as of December 31, 1997, the Company had no outstanding derivative instruments.

  DEPRECIATION

     Depreciation of property, plant and equipment (other than oil and gas properties) is provided using both straight-line and accelerated methods based on estimated useful lives ranging from three to ten years.

  INCOME TAXES

     Deferred income taxes are provided on transactions which are recognized in different periods for financial and tax reporting purposes. Such temporary differences arise primarily from the deduction of certain oil and gas exploration and development costs which are capitalized for financial reporting purposes and differences in the methods of depreciation.

                    VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

  STATEMENTS OF CASH FLOWS

     Cash equivalents consist of highly liquid money-market mutual funds and bank deposits with initial maturities of three months or less.

     During the years ended December 31, 1997, 1996 and 1995, the Company made cash payments for interest totaling $33.2 million, $29.6 million and $21.6 million, respectively, and cash payments for U.S. income taxes of $5.3 million, $1.3 million and $0.5 million, respectively. Cash payments of $0.1 million were made during 1996 for foreign tax withholdings. No cash payments were made during 1997 or 1995 for foreign income taxes.

     During 1995, the Company purchased a majority interest in Cadipsa (see Note
7). The value of the non-cash consideration is not reflected in the Company's 1995 Consolidated Statement of Cash Flows. Such non-cash consideration consisted of $5.7 million of the Company's common stock, $3.2 million cash paid in 1996, and approximately $58.1 million of net liabilities and a $7.9 million minority interest added through consolidation of Cadipsa.

     In December 1995, the Company purchased certain oil and gas properties from Shell (see Note 7). Deferred payments valued at $5.1 million represent non-cash consideration and are not reflected in the Company's 1995 Consolidated Statement of Cash Flows.

     In November 1996, the Company agreed to acquire 100 percent of the outstanding common stock of Shamrock Ventures (Boliviana) Ltd. (subsequently renamed Vintage Petroleum Boliviana Ltd.). Acquisition costs of $35.1 million were unpaid at December 31, 1996, and are reflected in the accompanying balance sheet as of such date as acquisition costs payable. These acquisition costs were paid in 1997 and are reflected in the Company's 1997 Consolidated Statement of Cash Flows.

  EARNINGS PER SHARE

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings Per Share ("SFAS No. 128"), establishing new standards for computing and presenting earnings per share. The provisions of SFAS No. 128 are effective for earnings per share calculations for periods ending after December 15, 1997. The Company has adopted SFAS No. 128 effective December 31, 1997, and all earnings per share amounts disclosed herein have been calculated under the provisions of SFAS No. 128. The adoption of SFAS No. 128 did not have a material effect on previously reported earnings per share or on 1997 earnings per share. Basic earnings per common share were computed by dividing net income by the weighted average number of shares outstanding during the period. Diluted earnings per common share were computed assuming the exercise of all dilutive options, as determined by applying the treasury stock method.

  GENERAL AND ADMINISTRATIVE EXPENSE

     The Company receives fees for operation of jointly-owned oil and gas properties and records such reimbursements as reductions of general and administrative expense. Such fees totaled approximately $3.4 million, $2.3 million and $2.9 million in 1997, 1996 and 1995, respectively.

                    VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

   REVENUE PAYABLE

     Amounts payable to royalty and working interest owners resulting from sales of oil and gas from jointly-owned properties and from purchases of oil and gas by the Company's marketing and gathering segments are classified as revenue payable in the accompanying financial statements.

   ACCOUNTS RECEIVABLE

     The Company's oil and gas, gas marketing and gathering sales are to a variety of purchasers, including intrastate and interstate pipelines or their marketing affiliates, independent marketing companies and major oil companies. The Company's joint operations accounts receivable are from a large number of major and independent oil companies, partnerships, individuals and others who own interests in the properties operated by the Company.

   COMPREHENSIVE INCOME

     In June 1997, the Financial Accounting Standards Board issued Statement No. 130, Reporting Comprehensive Income ("SFAS No. 130"), establishing standards for reporting and display of comprehensive income and its components in financial statements. SFAS No. 130 defines comprehensive income as the total of net income and all other non-owner changes in equity. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. SFAS No. 130 has no significant effect on the Company since the Company has no non-owner changes in equity.

2. LONG-TERM DEBT

     Long-term debt at December 31, 1997 and 1996, consists of the following:

                                                         1997      1996
                                                       --------  --------
                                                         (In thousands)
Revolving credit facility...........................   $202,200  $200,800
Senior subordinated notes-
  9% Notes due 2005, less unamortized discount......    149,674   149,633
  8 5/8% Notes due 2009, less unamortized discount..     99,222         -
Subsidiary debt -
  International Finance Corporation notes...........          -    25,986
  Other subsidiary debt.............................          -     2,600
                                                       --------  --------
                                                        451,096   379,019
Less - Current portion of long-term debt............          -     6,629
                                                       --------  --------
                                                       $451,096  $372,390
                                                       ========  ========

     The Company has no long-term debt maturities prior to March 1, 2001. Aggregate maturities of long-term debt for each of the years ending December 31, 2001, through December 31, 2003, are $67.4 million, $67.4 million and $67.4 million, with $248.9 million thereafter. The Company had $4.9 million and $2.3 million of accrued interest payable related to its long-term debt at December 31, 1997 and 1996, respectively, included in other payables and accrued liabilities.

                    VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

  REVOLVING CREDIT FACILITY

     The Company has available an unsecured revolving credit facility under the Amended and Restated Credit Agreement dated December 8, 1997, (the "Credit Agreement"), between the Company and certain banks. The Credit Agreement establishes a borrowing base (currently $500 million) based on the banks' evaluation of the Company's oil and gas reserves.

     Outstanding advances under the Credit Agreement bear interest payable quarterly at a floating rate based on Bank of Montreal's alternate base rate (as defined) or, at the Company's option, at a fixed rate for up to six months based on the eurodollar market rate ("LIBOR"). The Company's interest rate increments above the alternate base rate and LIBOR vary based on the level of outstanding senior debt to the borrowing base. In addition, the Company must pay a commitment fee ranging from 0.25 to 0.375 percent per annum on the unused portion of the banks' commitment. Total outstanding advances at December 31, 1997, were $202.2 million at an average interest rate of approximately 6.8 percent.

     On a semiannual basis, the Company's borrowing base is redetermined by the banks based upon their review of the Company's oil and gas reserves. If the sum of outstanding senior debt exceeds the borrowing base, as redetermined, the Company must repay such excess. Any principal advances outstanding at December 1, 2000, will be payable in 12 equal consecutive quarterly installments commencing March 1, 2001, with maturity at December 1, 2003.

     The terms of the Credit Agreement impose certain restrictions on the Company regarding the pledging of assets and limitations on additional indebtedness. In addition, the Credit Agreement requires the maintenance of a minimum current ratio (as defined) and tangible net worth (as defined) of $275 million plus 75 percent of the net proceeds of any future equity offerings.

  SENIOR SUBORDINATED NOTES

     On December 20, 1995, the Company issued $150 million of its 9% Senior Subordinated Notes Due 2005 (the "9% Notes"). The 9% Notes are redeemable at the option of the Company, in whole or in part, at any time on or after December 15, 2000. The 9% Notes mature on December 15, 2005, with interest payable semiannually on June 15 and December 15 of each year.

     On February 5, 1997, the Company issued $100 million of its 8 5/8% Senior Subordinated Notes Due 2009 (the "8 5/8% Notes"). The 8 5/8% Notes are redeemable at the option of the Company, in whole or in part, at any time on or after February 1, 2002. The 8 5/8% Notes mature on February 1, 2009, with interest payable semiannually on February 1 and August 1 of each year.

                    VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

     The 9% Notes and 8 5/8% Notes (collectively, the "Notes") are unsecured senior subordinated obligations of the Company, rank subordinate in right of payment to all senior indebtedness (as defined) and rank pari passu with each other. Upon a change in control (as defined) of the Company, holders of the Notes may require the Company to repurchase all or a portion of the Notes at a purchase price equal to 101 percent of the principal amount thereof, plus accrued and unpaid interest. The indentures for the Notes contain limitations on, among other things, additional indebtedness and liens, the payment of dividends and other distributions, certain investments and transfers or sales of assets.

3.  CAPITAL STOCK

     On May 13, 1997, the Company's stockholders approved an increase in the number of authorized shares of common stock, $.005 par value per share, from 40 million to 80 million.

     On September 12, 1997, the Company's Board of Directors approved a two-for-one stock split of its common stock effective October 7, 1997, to stockholders of record on September 26, 1997. All references to the number of shares and per share amounts in the financial statements and notes thereto have been restated to reflect the stock split.

  PUBLIC OFFERINGS AND OTHER ISSUANCES

     On July 5, 1995, the Company issued 605,616 shares of common stock valued at $5.7 million as partial consideration to acquire a controlling interest in Cadipsa (see Note 7).

     On December 20, 1995, the Company completed a public offering of 5,587,400 shares of common stock, of which 5,000,000 shares were sold by the Company and 587,400 shares were sold by a stockholder. Net proceeds to the Company were approximately $49.5 million. The net proceeds were used to repay advances made under the revolving credit facility to fund the acquisition of a portion of the Astra/Shell Properties (see Note 7) and to finance a substantial portion of the acquisition of the remaining portion of the Astra/Shell Properties.

     A portion of a stock subscription warrant was exercised on December 20, 1995, for the purchase of 587,400 shares of the Company's common stock at an exercise price of $2.50 per share yielding net proceeds to the Company of approximately $1.5 million. The remaining portion of the stock subscription warrant was exercised on January 4, 1996, for the purchase of 612,600 shares of the Company's common stock at an exercise price of $2.50 per share yielding net proceeds to the Company of approximately $1.5 million. The Company had no stock subscription warrants outstanding as of December 31, 1997.

     On February 5, 1997, the Company completed a public offering of 3,000,000 shares of common stock, all of which were sold by the Company. Net proceeds to the Company of approximately $47 million were used to repay a portion of existing indebtedness under the Company's revolving credit facility.

                    VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

  STOCK PLANS

     The Company has three fixed plans which reserve shares of common stock for issuance to key employees and non-management directors. The Company accounts for these plans under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25") and has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"). Accordingly, no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with the provisions of SFAS No. 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

                                                 1997          1996         1995
                                              ----------   -----------   ----------
                                                  (Restated, In thousands,
                                                  except per share amounts)
Net income - as reported......................... $54,954       $33,188      $9,449
Net income - pro forma...........................  54,005        32,777       9,408
Earnings per share - as reported:
 Basic...........................................    1.07           .69         .23
 Diluted.........................................    1.05           .68         .22
Earnings per share - pro forma:
 Basic...........................................    1.06           .68         .23
 Diluted.........................................    1.04           .67         .22

     The pro forma effect on net income for 1997, 1996 and 1995 may not be representative of the pro forma effect on net income in future years because SFAS No. 123 has not been applied to options granted prior to January 1, 1995.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The weighted average assumptions used for options granted in 1997 include a dividend yield of 0.4 percent, expected volatility of approximately 28.9 percent, a risk-free interest rate of approximately 6.3 percent, and expected lives of 4.2 years. The weighted average assumptions used for options granted in 1996 include a dividend yield of
0.4 percent, expected volatility of approximately 29.5 percent, a risk-free interest rate of approximately 6.2 percent, and expected lives of 4.2 years.
The weighted average assumptions used for options granted in 1995 include a dividend yield of 0.4 percent, expected volatility of approximately 31.3 percent, a risk-free interest rate of approximately 5.9 percent, and expected lives of 4.2 years.

     Under the 1983 Stock Option Plan, as amended (the "1983 Plan"), incentive stock options were granted to key employees of the Company. Generally, options granted under the 1983 Plan were exercisable for a two to seven year period beginning three years from the date granted. As of December 31, 1997, all available options have been granted and exercised under the 1983 Plan.

                    VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

     Under the 1990 Stock Plan, as amended (the "1990 Plan"), a total of up to 4,500,000 shares of common stock are available for issuance to key employees of the Company. The 1990 Plan permits the granting of any or all of the following types of awards: (a) stock options, (b) stock appreciation rights, and (c) restricted stock. As of December 31, 1997, awards for a total of 750,000 shares of common stock remain available for grant under the 1990 Plan.

     The 1990 Plan is administered by the Board of Directors of the Company (the "Board"). Subject to the terms of the 1990 Plan, the Board has the authority to determine plan participants, the types and amounts of awards to be granted and the terms, conditions and provisions of awards. Options granted pursuant to the 1990 Plan may, at the discretion of the Board, be either incentive stock options or non-qualified stock options. The exercise price of incentive stock options may not be less than the fair market value of the common stock on the date of grant and the term of the option may not exceed 10 years. In the case of non-qualified stock options, the exercise price may not be less than 85 percent of the fair market value of the common stock on the date of grant. Any stock appreciation rights granted under the 1990 Plan will give the holder the right to receive cash in an amount equal to the difference between the fair market value of the share of common stock on the date of exercise and the exercise price. Restricted stock under the 1990 Plan will generally consist of shares which may not be disposed of by participants until certain restrictions established by the Board lapse.

     Under the Non-Management Director Stock Option Plan (the "Director Plan"), 60,000 shares of common stock are available for issuance to the outside directors of the Company. Each outside director receives an initial option to purchase 5,000 shares of common stock during the director's first year of service to the Company. Annually thereafter, options to purchase 1,000 shares of common stock are to be granted to each outside director. Options granted pursuant to the Director Plan are non-qualified stock options with terms not to exceed 10 years and the option exercise price must equal the fair market value of the common stock on the date of grant. As of December 31, 1997, options for a total of 24,000 shares of common stock remain available for grant under the Director Plan.

                    VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

     The following is an analysis of all option activity under the 1983 Plan, the 1990 Plan and the Director Plan for 1997, 1996 and 1995:

                                     1997                      1996                 1995
                            ------------------------  ---------------------  --------------------
                                          Wtd. Avg.              Wtd. Avg.              Wtd. Avg.
                                          Exercise               Exercise               Exercise
                                Shares      Price      Shares      Price      Shares      Price
                            -----------  -----------  ---------  ----------  ---------  ----------
Beginning stock options
  outstanding...............   2,688,904     $ 8.13   2,266,204      $7.41   2,914,000     $ 5.82

Stock options granted.......     810,000      15.53     630,000       9.71     196,000      10.12
Stock options canceled......           -          -      (4,000)      9.69     (40,000)      9.07
Stock options exercised.....    (438,582)      4.99    (203,300)      4.94    (803,796)      2.24
                            ------------              ---------              ---------
Ending stock options
  outstanding...............   3,060,322     $10.53   2,688,904      $8.13   2,266,204     $ 7.41
                            ============     ======   =========      =====   =========     ======
Ending stock options
  exercisable...............   1,406,757     $ 8.15   1,198,774      $6.93     683,592     $ 5.58
                            ============     ======   =========      =====   =========     ======
Weighted average fair
  value of options granted..       $4.92                  $3.17                  $3.38
                            ============              =========              =========

     Of the 3,060,322 options outstanding at December 31, 1997: (a) 1,320,322 options have exercise prices between $3.50 and $9.41, with a weighted average exercise price of $7.94 and a weighted average contractual life of 6.1 years (1,252,715 of these options are exercisable at a weighted average price of $7.90); (b) 1,740,000 options have exercise prices between $9.69 and $17.31, with a weighted average exercise price of $12.50 and a weighted average contractual life of 8.5 years (154,042 of these options are exercisable at a weighted average price of $10.19).

     All of the outstanding options are exercisable at various times in years 1998 through 2007. All incentive stock options and non-qualified options were granted at fair market value on the date of grant. As of December 31, 1997, no awards other than incentive and non-qualified stock options have been granted under the 1990 Plan. Generally, options granted under the 1990 Plan have a 10-year term and provide for vesting after three years.

     At December 31, 1997, a total of 3,834,322 shares of the Company's common stock are reserved for issuance pursuant to the 1990 Plan and the Director Plan.

  PREFERRED STOCK

     Preferred stock at December 31, 1997, consists of 5,000,000 authorized but unissued shares. Preferred stock may be issued from time to time in one or more series, and the Board of Directors, without further approval of the stockholders, is authorized to fix the dividend rates and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock.

                    VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

4.  COMMITMENTS AND CONTINGENCIES

     The Company is committed to perform 17,728 work units related to its concession rights in the Naranjillos field in Santa Cruz Province, Bolivia awarded in late 1997. The work unit commitment is guaranteed by the Company through an $88.6 million letter of credit; however, the Company anticipates that it will fulfill this three-year work unit commitment through approximately $50 to $60 million of various seismic and drilling capital expenditures. In addition, the Company's commitment to perform 1,400 work units related to an exploration program within the Chaco Block in Bolivia was fulfilled in 1998 through acquisitions of 3-D seismic and the drilling of two wells.

     The Company has $101.8 million in letters of credit (including the $88.6 million letter of credit discussed above) outstanding at December 31, 1997. These letters of credit relate primarily to various obligations for acquisition and exploration activities in South America and bonding requirements of various state regulatory agencies for oil and gas operations.

     Under the Company's exploration contract on Block 19 in Ecuador, the Company is required to participate in the drilling of one additional well. The Company expects to drill this well during 1999 at a cost of approximately $4.0 million.

     The Company is also committed to spend approximately $11.0 million in the Republic of Yemen over the next two and one-half years beginning July 28, 1998. The expenditures will include the acquisition and interpretation of over 150 square kilometers of seismic and the drilling of three exploration wells. At the end of the first two and one-half years, the Company has the option to extend the work program for a second two and one-half year period with similar work and capital commitments required.

     Rent expense was $1.2 million, $1.0 million and $0.8 million for 1997, 1996 and 1995, respectively. The future minimum commitments under long-term noncancellable leases for office space are $1.3 million, $1.1 million, $1.0 million, $1.0 million and $0.1 million for the calendar years 1998 through 2002, respectively.

     On November 5, 1996, the Province of Santa Cruz, Argentina brought suit against Cadipsa in the Corte Suprema de Justicia de la Nacion (the Supreme Court of Justice of the Argentine Republic, Buenos Aires, Argentina), Dossier No. s-1451, seeking to recover approximately $10.6 million (which sum includes interest) allegedly due as additional royalties on four concessions granted in 1990 in which the Company currently owns a 100 percent working interest. The Company and its predecessors in title have been paying royalties at an eight percent rate; the Province of Santa Cruz claims the rate should be 12 percent. The amount of such claim will increase at the differential of these royalty rates until this claim is resolved. With respect to the 50 percent interest in the two concessions that the Company acquired from British Gas, plc (see Note
7), the Company believes that it is entitled to indemnification by British Gas, plc for any loss sustained by the Company as a result of this claim. Such indemnification equals approximately $4.4 million of the $15.1 million claim as of December 31, 1997. The Company has no indemnification from its predecessors in title with respect to the payment of royalties on the other two concessions. Although the Company cannot predict the outcome of this litigation, based upon the advice of counsel, the Company does not expect this claim to have a material adverse impact on the Company's financial position or results of operations.

                    VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

     The Company is a defendant in various other lawsuits and is a party in governmental proceedings from time to time arising in the ordinary course of business. In the opinion of management, none of the various other pending lawsuits and proceedings should have a material adverse impact on the Company's financial position or results of operations.

5.  FINANCIAL INSTRUMENTS

    PRICE RISK MANAGEMENT

     The Company periodically uses hedges (swap agreements) to reduce the impact of oil and natural gas price fluctuations on its operating results and cash flows. These swap agreements typically entitle the Company to receive payments from (or require it to make payments to) the counterparties based upon the differential between a fixed price and a floating price based on a published index. The Company's hedging activities are conducted with major investment and commercial banks which the Company believes are minimal credit risks.

     At December 31, 1997, the Company was not a party to any swap agreements. At December 31, 1996, the Company was a party to oil price swap agreements for calendar 1997 covering 2.738 MMBbls at an average NYMEX reference price of $19.26 per Bbl.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company values financial instruments as required by Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments. The Company estimates the value of the Notes based on quoted market prices. The Company estimates the value of its other long-term debt based on the estimated borrowing rates currently available to the Company for long-term loans with similar terms and remaining maturities. The estimated fair value of the Company's long-term debt at December 31, 1997 and 1996, was $463.6 million and $383.9 million, respectively, compared with a carrying value of $451.1 million and $379.0 million, respectively.

     The fair value of commodity swap agreements is the amount at which they could be settled, based on quoted market prices. At December 31, 1996, the Company would have been required to pay approximately $9.2 million to terminate its swap agreements. The Company had no swap agreements in place at December 31, 1997.

     The carrying value of other financial instruments approximates fair value because of the short maturity of those instruments.

                    VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

6.   INCOME TAXES

     Income before income taxes and minority interest is composed of the following:

                1997      1996      1995
             ---------  --------  --------
               (Restated, In thousands)

Domestic..     $31,919   $27,999   $12,405
Foreign...      30,113    15,646      (164)
             ---------  --------  --------

               $62,032   $43,645   $12,241
             =========  ========  ========

     The total provision for income taxes consists of the following:


                    1997     1996     1995
                 --------  --------  ------
                 (Restated, In thousands)
Current:
   Domestic..     $ 4,277   $ 2,610  $ (955)
   Foreign...         958         -       -


Deferred:
   Domestic..       6,003     8,431   4,816
   Foreign...      (4,363)   (1,066)   (250)
                ---------  --------  ------

                  $ 6,875   $ 9,975  $3,611
                =========  ========  ======

     A reconciliation of the Federal statutory income tax rate to the effective rate is as follows:

                                  1997   1996  1995
                                 -----  -----  ----

Statutory income tax rate.....   35.0%  35.0% 35.0%
State income tax..............    3.9    3.9   3.9
Federal income tax credits....   (3.0)  (4.0) (9.4)
Foreign operations............    0.6  (10.6)  1.7
Valuation allowance reversal..  (23.4)     -     -
Other.........................   (2.0)  (1.4) (1.7)
                                -----  -----  ----

                                 11.1%  22.9% 29.5%
                                =====  =====  ====

                    VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

     The components of the Company's net deferred tax liability as of December 31, 1997 and 1996, are as follows:

                                       1997        1996
                                  ------------  ----------
                                  (Restated, In thousands)
Deferred Tax Liabilities:
  Differences between book and tax
    basis of property.............     $45,890    $ 44,345
  Other...........................         619         778
                                  ------------  ----------

                                        46,509      45,123
                                  ------------  ----------
Deferred Tax Assets:
  Argentina net operating loss
    carryforwards.................       4,206      14,472
  Alternative minimum tax
    credit carryforward...........       2,949       5,403
  Other...........................         425         500
                                  ------------  ----------

                                         7,580      20,375
  Valuation allowance.............           -     (14,472)
                                  ------------  ----------

                                         7,580       5,903
                                  ------------  ----------

     Net deferred tax liability...     $38,929    $ 39,220
                                  ============  ==========


     Earnings of the Company's foreign subsidiary, Vintage Oil Argentina, Inc. (see Note 7), are subject to Argentina income taxes. Earnings of the Company's foreign subsidiary, Vintage Petroleum Boliviana Ltd., are subject to Bolivia income taxes. No U.S. deferred tax liability will be recognized related to the unremitted earnings of these foreign subsidiaries, as it is the Company's intention, generally, to reinvest such earnings permanently.

     As of December 31, 1997, the Company has a U.S. Federal alternative minimum tax ("AMT") credit carryforward of approximately $2.9 million. The AMT credit carryforward does not expire and is available to offset U.S. Federal regular income taxes in future years, but only to the extent that U.S. Federal regular income taxes exceed the AMT in such years.

     As of December 31, 1997, the Company has estimated net operating loss carryforwards for Argentina income tax reporting purposes of approximately $35.4 million which can be used to offset future taxable income in Argentina. The carryforward amount includes certain Argentina net operating loss carryforwards which were acquired in a purchase business combination and are recorded at cost, which is less than the calculated value under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. These unrecorded net operating loss carryforwards will reduce the Company's foreign income tax provision in future years by approximately $4.5 million when their benefit is realized.

                    VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

7.  SIGNIFICANT ACQUISITIONS

     In May 1995, the Company acquired certain U.S. oil and gas properties from Texaco Exploration and Production, Inc. for approximately $26.7 million cash (the "Texaco Acquisition").

     Through a series of transactions during the last six months of 1995, the Company purchased approximately 71.6 percent of the outstanding common stock of Cadipsa S.A. ("Cadipsa"), a publicly-traded Argentine oil and gas exploration and production company, for 605,616 shares of the Company's common stock (valued at $5.7 million) and $12.4 million cash (the "Cadipsa Acquisition"). Approximately $58.1 million of net liabilities and a $7.9 million minority interest resulted from the consolidation of Cadipsa as of the acquisition date. Effective December 26, 1996, Cadipsa was delisted with the Argentina Stock Exchange and is no longer a publicly-traded company. Effective July 1, 1997, the operations of Cadipsa were merged into Vintage Oil Argentina, Inc. and Cadipsa became inactive and is awaiting Argentina governmental approval of formal dissolution.

     On September 29, 1995, the Company purchased 100 percent of the outstanding common stock of BG Argentina, S.A. ("BG Argentina") from British Gas, plc for $37 million cash (the "BG Acquisition"). BG Argentina was subsequently renamed Vintage Oil Argentina, Inc.

     On November 3, 1995, the Company purchased a 35 percent interest in certain Argentina oil and gas properties (the "Astra/Shell Properties") from Astra Compania Argentina de Petroleo S.A. for $17.9 million cash. On December 28, 1995, the Company purchased the remaining 65 percent interest in the Astra/Shell Properties from Shell Compania Argentina de Petroleo S.A. for $32.8 million cash and deferred payments valued at $5.1 million.

     The Company accounted for these acquisitions under the purchase method.
The consolidated statements of income include the operating results of the above acquisitions since their acquisition date.

     The Company completed on December 20, 1995, a public offering of 5,587,400 shares of the Company's common stock (the "Common Stock Offering"), of which 5,000,000 shares were sold by the Company and 587,400 shares were sold by a stockholder (see Note 3). The net proceeds to the Company of approximately $49.5 million were used to fund a substantial portion of the purchase of the Astra/Shell Properties.

                    VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

     The Company's unaudited pro forma revenues, net income and earnings per share for the year ended December 31, 1995, presented below have been prepared assuming the Common Stock Offering, the Texaco Acquisition, the Cadipsa Acquisition, the BG Acquisition and the acquisition of the Astra/Shell Properties had been consummated as of January 1, 1995. However, such pro forma information is not necessarily indicative of what actually would have occurred had the transactions occurred on such date.

                                        1995
                                     -----------
    Revenues (in thousands)........     $245,339

    Net income (in thousands)......       17,120

    Earnings per share:
      Basic........................          .36
      Diluted......................          .36

     On April 1, 1997, the Company acquired certain producing oil and gas properties and facilities located in the Gulf Coast area of Texas and Louisiana from subsidiaries of Burlington Resources Inc. for approximately $102.7 million in cash (the "Burlington Acquisition"). Funds for this acquisition were provided by advances under the Company's revolving credit facility.

     If the Burlington Acquisition had been consummated as of January 1, 1996, the Company's unaudited pro forma revenues, net income and earnings per share for the years ended December 31, 1997 and 1996, would have been as shown below; however, such pro forma information is not necessarily indicative of what actually would have occurred had the transaction occurred on such date.

                                        1997      1996
                                     ---------    ---------
    Revenues (in thousands)........  $431,306      $376,207

    Net income (in thousands)......    57,565        44,334

    Earnings per share:
      Basic........................      1.12           .92
      Diluted......................      1.11           .91

8.   SEGMENT INFORMATION

     The Company operates in the oil and gas exploration and production industry in the United States and South America. Operations in the gathering and gas marketing industries are in the United States. The following is industry segment data for the years ended December 31, 1997, 1996 and 1995:

                    VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

                                                  1997        1996       1995
                                              -----------  ----------  ---------
                                                    (Restated, In thousands)
REVENUES:
    Exploration and production -
       U.S....................................   $252,353    $190,839   $146,819
       Argentina..............................     93,864      67,529     13,435
       Other international....................      8,896           -          -
    Gas marketing.............................    110,450      62,851     49,775
    Gathering.................................     34,171      34,917     22,289
    Other income (expense)....................     (2,567)      1,351      1,669
    Elimination of intersegment sales.........    (80,577)    (45,340)   (38,772)
                                              -----------  ----------  ---------
                                                 $416,590    $312,147   $195,215
                                              ===========  ==========  =========

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST:
    Exploration and production -
       U.S....................................   $ 78,927    $ 64,961   $ 39,881
       Argentina..............................     45,707      30,601      4,578
       Other international....................      1,131      (3,907)      (733)
    Gas marketing.............................      2,584       2,383      2,073
    Gathering.................................      3,388       2,186      1,568
    Other income (expense)....................     (4,184)      1,351      1,668
                                              -----------  ----------  ---------
    Operating income..........................    127,553      97,575     49,035
    Corporate expenses........................    (28,759)    (23,821)   (16,616)
    Interest expense..........................    (36,762)    (30,109)   (20,178)
                                              -----------  ----------  ---------
                                                 $ 62,032    $ 43,645   $ 12,241
                                              ===========  ==========  =========
IDENTIFIABLE ASSETS:
    Exploration and production -
       U.S....................................   $567,279    $455,547   $397,516
       Argentina..............................    237,544     228,559    180,954
       Other international....................     50,887      40,674        536
    Gas marketing.............................     12,427       8,422      5,431
    Gathering.................................      8,564      10,249     11,084
    Corporate.................................     38,693      23,365     17,876
                                              -----------  ----------  ---------
                                                 $915,394    $766,816   $613,397
                                              ===========  ==========  =========
DEPRECIATION, DEPLETION AND AMORTIZATION:
    Exploration and production -
       U.S....................................   $ 66,798    $ 48,969   $ 42,411
       Argentina..............................     23,333      15,636      3,513
       Other international....................      3,418           -          -
    Gathering.................................      1,360       1,337      1,301
    Corporate.................................      1,398         919      1,111
                                              -----------  ----------  ---------
                                                 $ 96,307    $ 66,861   $ 48,336
                                              ===========  ==========  =========
CAPITAL ADDITIONS:
    Exploration and production -
       U.S....................................   $193,816    $107,976   $ 84,244
       Argentina..............................     52,819      48,028    170,947
       Other international....................     12,026      40,727      1,269
    Gathering.................................      1,209         724        234
    Corporate.................................      1,799         706      3,023
                                              -----------  ----------  ---------
                                                 $261,669    $198,161   $259,717
                                              ===========  ==========  =========

                    VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

     During 1997, 1996 and 1995, sales to one crude oil purchaser represented approximately 10 percent, 15 percent and 17 percent, respectively, of the Company's total revenues (exclusive of eliminations of intersegment sales and the impact of hedges).

9.   DETAIL OF PREPAIDS AND OTHER CURRENT ASSETS

                                      1997     1996
                                   --------  -------
                                     (In thousands)

Value added tax receivable.........  $ 5,494  $3,510
Other prepaids and current assets..    6,949   5,742
                                   ---------  ------
                                     $12,443  $9,252
                                   =========  ======

10.  QUARTERLY RESULTS (UNAUDITED)

     The following is a summary of the quarterly results of operations for the years ended December 31, 1997 and 1996, as restated:

                                        Quarter Ended
                          ----------------------------------------
                           March 31   June 30   Sept. 30  Dec. 31
                          ---------- --------- ---------- --------
                          (In thousands, except per share amounts)
    1997
     Revenues.............   $99,234   $99,843  $104,387  $113,124
     Operating income.....    37,658    29,364    33,067    27,463
     Net income...........    17,863    10,900    13,526    12,665
     Earnings per share:
        Basic.............       .36       .21       .26       .25
        Diluted...........       .35       .21       .26       .24

    1996
     Revenues.............   $71,340   $76,043  $ 75,952  $ 88,812
     Operating income.....    21,339    25,415    21,071    29,890
     Net income...........     6,104     7,972     7,065    12,047
     Earnings per share:
        Basic.............       .13       .17       .15       .25
        Diluted...........       .13       .16       .15       .25

    Revenues and operating income for the quarter ended December 31, 1997, were decreased by a $4.4 million charge resulting from an adverse judgement against the Company in a lawsuit involving a 1992 gas contract termination and increased by $1.6 million from a gain on the sale of a gas gathering system. Operating income for the quarter ended December 31, 1997, was decreased by $8.8 million resulting from impairment of oil and gas properties. The net impact of these items reduced net income for the quarter ended December 31, 1997, by $7.1 million, or 14 cents per basic and diluted share.

                    VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

11.  SUPPLEMENTARY FINANCIAL INFORMATION FOR OIL AND GAS PRODUCING ACTIVITIES

     RESULTS OF OPERATIONS FROM OIL AND GAS PRODUCING ACTIVITIES

     The following sets forth certain information with respect to the Company's results of operations from oil and gas producing activities for the years ended December 31, 1997, 1996 and 1995. The Company began operations in Argentina through various acquisitions in the last two quarters of 1995 (see Note 7) and its Bolivia operations began in January 1997.

                                                                    1997
                                            --------------------------------------------------
                                                U.S.    Argentina  Bolivia   Other     Total
                                            ---------  ----------  --------  -------  --------
                                                          (Restated, In thousands)
Revenues....................................  $252,353    $93,864   $8,896  $     -   $355,113
Production (lifting) costs..................    89,069     24,129    1,148        -    114,346
Exploration costs...........................     8,774        695      130    3,068     12,667
Impairment of proved properties.............     8,785          -        -        -      8,785
Depreciation, depletion and amortization....    66,798     23,333    3,401       18     93,550
                                            ----------  ---------  -------  -------   --------

Results of operations before income taxes...    78,927     45,707    4,217   (3,086)   125,765
Income tax expense (benefit)................    30,703          -    1,433   (1,193)    30,943
                                            ----------  ---------  -------  -------   --------

Results of operations (excluding corporate
  overhead and interest costs)..............  $ 48,224    $45,707   $2,784  $(1,893)  $ 94,822
                                            ==========  =========  =======  =======   ========

                                                                1996
                                            ------------------------------------------
                                                U.S.    Argentina   Other      Total
                                            --------- ------------ --------  ---------
                                                      (Restated, In thousands)
Revenues....................................  $190,839    $67,529  $     -    $258,368
Production (lifting) costs..................    70,991     20,925        -      91,916
Exploration costs...........................     5,918        367    3,907      10,192
Depreciation, depletion and amortization....    48,969     15,636        -      64,605
                                            ----------  ---------  -------  ----------

Results of operations before income taxes...    64,961     30,601   (3,907)     91,655
Income tax expense (benefit)................    23,256          -   (1,360)     21,896
                                            ----------  ---------  -------  ----------

Results of operations (excluding corporate
  overhead and interest costs)..............  $ 41,705    $30,601  $(2,547)   $ 69,759
                                            ==========  =========  =======  ==========

                    VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

                                                               1995
                                            -----------------------------------------
                                                U.S.     Argentina  Other     Total
                                            ---------  ------------ ------  ---------
                                                     (Restated, In thousands)
Revenues....................................   $146,819    $13,435   $   -   $160,254
Production (lifting) costs..................     61,565      5,206       -     66,771
Exploration costs...........................      2,962        138     733      3,833
Depreciation, depletion and amortization....     42,411      3,513       -     45,924
                                            -----------  ---------  ------  ---------

Results of operations before income taxes...     39,881      4,578    (733)    43,726
Income tax expense..........................     12,443          -    (249)    12,194
                                            -----------  ---------  ------  ---------

Results of operations (excluding corporate
  overhead and interest costs)..............   $ 27,438    $ 4,578   $(484)  $ 31,532
                                            ===========  =========  ======  =========

  CAPITALIZED COSTS AND COSTS INCURRED RELATING TO OIL AND GAS PRODUCING ACTIVITIES

     The Company's net investment in oil and gas properties at December 31, 1997 and 1996, was as follows:

                                                                 1997
                                         ---------------------------------------------------
                                             U.S.     Argentina  Bolivia   Other    Total
                                         ---------  ----------- --------- -------  ---------
                                                       (Restated, In thousands)
Unproved properties not being amortized..   $  9,491   $      -   $     -   $477  $    9,968
Proved properties being amortized........    832,529    270,395    45,857      -   1,148,781
                                         -----------  ---------  --------  -----  ----------

  Total capitalized costs................    842,020    270,395    45,857    477   1,158,749
Less accumulated depreciation,
  depletion and amortization.............    314,699     42,621     3,401      -     360,721
                                         -----------  ---------  --------  -----  ----------

  Net capitalized costs..................   $527,321   $227,774   $42,456   $477  $  798,028
                                         ===========  =========  ========  =====  ==========

                                                                 1996
                                         --------------------------------------------------
                                             U.S.     Argentina  Bolivia   Other    Total
                                         ----------  ---------- --------- -------  --------
                                                       (Restated, In thousands)
Unproved properties not being amortized..   $ 10,304   $      -   $     -   $448   $ 10,752
Proved properties being amortized........    646,975    218,470    37,048      -    902,493
                                         -----------  ---------  --------  -----  ----------

  Total capitalized costs................    657,279    218,470    37,048    448    913,245
Less accumulated depreciation,
  depletion and amortization.............    239,117     19,226         -      -    258,343
                                         -----------  ---------  --------  -----  ----------

  Net capitalized costs..................   $418,162   $199,244   $37,048   $448   $654,902
                                         ===========  =========  ========  =====  ==========

                    VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

    The following sets forth certain information with respect to costs incurred (exclusive of general support facilities) in the Company's oil and gas activities during 1997, 1996 and 1995:

                                                  1997
                          ---------------------------------------------------
                              U.S.     Argentina  Bolivia   Other     Total
                          -----------  ---------- --------  -----   ---------
                                        (Restated, In thousands)
Acquisitions:
  Undeveloped properties..   $  7,138    $     -   $  560   $   75   $  7,773
  Producing properties....    133,548          -    6,201        -    139,749
Exploratory...............     16,463      3,971        -    2,983     23,417
Development...............     36,667     48,848    2,148       59     87,722
                          -----------   --------  -------  -------  ---------

    Total costs incurred..   $193,816    $52,819   $8,909   $3,117   $258,661
                          ===========   ========  =======  =======   ========

                                                   1996
                          ----------------------------------------------------
                              U.S.     Argentina  Bolivia    Other     Total
                          ---------  ----------- ---------  -------  ---------
                                         (Restated, In thousands)
Acquisitions:
  Undeveloped properties..   $  9,868    $ 2,080   $     -   $3,679   $ 15,627
  Producing properties....     50,480      3,754    37,048        -     91,282
Exploratory...............      6,502      1,383         -        -      7,885
Development...............     41,126     40,811         -        -     81,937
                          -----------  ---------  --------  -------  ---------

    Total costs incurred..   $107,976    $48,028   $37,048   $3,679   $196,731
                          ===========  =========  ========  =======  =========

                                             1995
                          -----------------------------------------
                              U.S.    Argentina   Other     Total
                          ---------  ----------  -------  ---------
                                   (Restated, In thousands)
Acquisitions:
  Undeveloped properties..   $ 6,415   $      -   $1,269   $  7,684
  Producing properties....    38,896    168,762        -    207,658
Exploratory...............     2,037          -        -      2,037
Development...............    36,896      2,185        -     39,081
                          ----------  ---------  -------  ---------

    Total costs incurred..   $84,244   $170,947   $1,269   $256,460
                          ==========  =========  =======  =========

                    VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

  ESTIMATED QUANTITIES OF PROVED OIL AND GAS RESERVES (UNAUDITED)

     Proved reserves are estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those which are expected to be recovered through existing wells with existing equipment and operating methods. The following is an analysis of the Company's proved oil and gas reserves which are located in the United States, Argentina and Bolivia as estimated by the Company's independent petroleum consultants, Netherland, Sewell & Associates, Inc.

                                                     U.S.       Argentina       Bolivia            Total
                                             ------------------ --------- -----------------  ------------------
                                                Oil      Gas       Oil      Oil      Gas       Oil       Gas
                                              (MBbls)   (MMcf)   (MBbls)  (MBbls)   (MMcf)   (MBbls)    (MMcf)
                                             --------  --------  -------  -------  --------  --------  --------
Proved reserves at December 31, 1994.........  70,789   281,638        -        -         -    70,789   281,638
Revisions of previous estimates..............   7,160    18,405    2,952        -         -    10,112    18,405
Extensions, discoveries and other additions..     338     2,015        -        -         -       338     2,015
Production...................................  (6,647)  (30,610)    (961)       -         -    (7,608)  (30,610)
Purchase of reserves-in-place................   8,840    39,486   65,653        -         -    74,493    39,486
Sales of reserves-in-place...................    (253)     (172)       -        -         -      (253)     (172)
                                             --------  --------  -------  -------  --------  --------  --------
Proved reserves at December 31, 1995.........  80,227   310,762   67,644        -         -   147,871   310,762

Revisions of previous estimates..............  13,382    21,834   12,449        -         -    25,831    21,834
Extensions, discoveries and other additions..     458     5,445      308        -         -       766     5,445
Production...................................  (7,694)  (32,366)  (4,245)       -         -   (11,939)  (32,366)
Purchase of reserves-in-place................   8,095    20,787    2,849    4,953    57,758    15,897    78,545
Sales of reserves-in-place...................    (130)   (1,374)       -        -         -      (130)   (1,374)
                                             --------  --------  -------  -------  --------  --------  --------
Proved reserves at December 31, 1996.........  94,338   325,088   79,005    4,953    57,758   178,296   382,846

Revisions of previous estimates..............  (9,693)  (18,045)   7,065      607    28,414    (2,021)   10,369
Extensions, discoveries and other additions..     345    29,451    1,211        -         -     1,556    29,451
Production...................................  (9,692)  (36,623)  (5,630)    (135)   (6,068)  (15,457)  (42,691)
Purchase of reserves-in-place................  24,653    62,253        -      758   111,212    25,411   173,465
Sales of reserves-in-place...................     (17)   (1,277)       -        -         -       (17)   (1,277)
                                             --------  --------  -------  -------  --------  --------  --------
Proved reserves at December 31, 1997.........  99,934   360,847   81,651    6,183   191,316   187,768   552,163
                                             ========  ========  =======  =======  ========  ========  ========
Proved developed reserves at:

  December 31, 1995..........................  63,791   270,427   36,928        -         -   100,719   270,427
                                             ========  ========  =======  =======  ========  ========  ========

  December 31, 1996..........................  79,250   289,464   46,582    1,007    51,276   126,839   340,740
                                             ========  ========  =======  =======  ========  ========  ========

  December 31, 1997..........................  79,494   316,306   47,806    1,502   140,124   128,802   456,430
                                             ========  ========  =======  =======  ========  ========  ========

                    VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

  STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND GAS RESERVES (UNAUDITED)

     The Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves ("Standardized Measure") is a disclosure requirement under SFAS No. 69. The Standardized Measure does not purport to present the fair market value of proved oil and gas reserves. This would require consideration of expected future economic and operating conditions which are not taken into account in calculating the Standardized Measure.

     Under the Standardized Measure, future cash inflows were estimated by applying year-end prices, adjusted for fixed and determinable escalations, to the estimated future production of year-end proved reserves. Future cash inflows were reduced by estimated future production, development and abandonment costs based on year-end costs to determine pre-tax cash inflows. Future income taxes were computed by applying the statutory tax rate to the excess of pre-tax cash inflows over the Company's tax basis in the associated proved oil and gas properties. Tax credits and permanent differences were also considered in the future income tax calculation. Future net cash inflows after income taxes were discounted using a 10 percent annual discount rate to arrive at the Standardized Measure.

     Set forth below is the Standardized Measure relating to proved oil and gas reserves at December 31, 1997 and 1996:

                                                            1997
                                    --------------------------------------------------
                                         U.S.       Argentina    Bolivia      Total
                                    -------------  -----------  ---------  -----------
                                                       (In thousands)
Future cash inflows.................   $2,321,760   $1,138,154   $357,767   $3,817,681
Future production costs.............    1,005,407      448,262     32,321    1,485,990
Future development and
   abandonment costs................      177,792      150,544     27,985      356,321
                                    -------------  -----------  ---------  -----------

Future net cash inflows before
  income tax expense................    1,138,561      539,348    297,461    1,975,370
Future income tax expense...........      281,019       99,588     97,739      478,346
                                    -------------  -----------  ---------  -----------

Future net cash flows...............      857,542      439,760    199,722    1,497,024
10 percent annual discount for
  estimated timing of cash flows....      253,026      142,735     84,618      480,379
                                    -------------  -----------  ---------  -----------

Standardized Measure of discounted
  future net cash flows.............   $  604,516   $  297,025   $115,104   $1,016,645
                                    =============  ===========  =========  ===========

                    VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

                                                            1996
                                    --------------------------------------------------
                                         U.S.       Argentina    Bolivia      Total
                                    -------------  -----------  ---------  -----------
                                                       (In thousands)

Future cash inflows.................   $3,110,810   $1,743,483   $188,211   $5,042,504
Future production costs.............    1,063,823      575,101     51,578    1,690,502
Future development and
   abandonment costs................      133,243      134,219     14,804      282,266
                                    -------------  -----------  ---------  -----------

Future net cash inflows before
  income tax expense................    1,913,744    1,034,163    121,829    3,069,736
Future income tax expense...........      611,554      229,649     38,268      879,471
                                    -------------  -----------  ---------  -----------

Future net cash flows...............    1,302,190      804,514     83,561    2,190,265
10 percent annual discount for
  estimated timing of cash flows....      484,288      285,896     27,240      797,424
                                    -------------  -----------  ---------  -----------

Standardized Measure of discounted
  future net cash flows.............   $  817,902   $  518,618   $ 56,321   $1,392,841
                                    =============  ===========  =========  ===========

  CHANGES IN STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND GAS RESERVES (UNAUDITED)

     The following is an analysis of the changes in the Standardized Measure during 1997, 1996 and 1995:

                                                    1997         1996       1995
                                                -----------   ----------  ---------
                                                          (In thousands)
Standardized Measure - Beginning of year......   $1,392,841   $  736,546   $385,721
Increases (decreases) -
  Sales, net of production costs..............     (240,767)    (166,452)   (93,483)
  Net change in sales price, net of
    production costs..........................     (824,264)     644,367    131,697
  Discoveries and extensions, net of related
    future development and production costs...       56,334       20,085      4,585
  Changes in estimated future development
    costs.....................................      (89,637)     (69,433)   (31,210)
  Development costs incurred..................       77,127       77,174     37,600
  Revisions of previous quantity estimates....        3,508      251,736     59,319
  Accretion of discount.......................      180,714       88,411     44,699
  Net change in income taxes..................      215,131     (248,427)   (86,296)
  Purchase of reserves-in-place...............      240,658      149,900    311,449
  Sales of reserves-in-place..................       (2,518)      (1,859)      (661)
  Timing of production of reserves and other..        7,518      (89,207)   (26,874)
                                              -------------  -----------  ---------

Standardized Measure - End of year............   $1,016,645   $1,392,841   $736,546
                                              =============  ===========  =========

                    VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

12.  RESTATED FINANCIAL STATEMENTS -- FIRST QUARTER 1998 (UNAUDITED)

   As a result of the change in the method of accounting for oil and gas properties, as discussed in Note 1, certain financial information for the three months ended March 31, 1998 and 1997 has been restated, as detailed below.

   BALANCE SHEET DATA
   As of March 31,
                                        1998                 1997
                               --------------------  ---------------------
                                 Reported  Restated   Reported   Restated
                               ---------- ---------  ----------  ---------
Assets
   Current Assets                $ 71,202  $ 71,202    $ 67,314   $ 67,314
   Property, Plant and
    Equipment, net                893,332   827,567     730,131    677,892
   Other Assets                    25,059    25,059      32,121     32,121
                               ---------- ---------   ---------  ---------
                                 $989,593  $923,828    $829,566   $777,327
                               ========== =========   =========  =========
Liabilities and Stockholders'
  Equity
   Current Liabilities           $ 78,324  $ 78,324    $ 70,530   $ 70,530
   Long-term Debt                 467,924   467,924     357,156    357,156
   Deferred Income Taxes           63,041    37,836      62,722     42,578
   Other Long-term
     Liabilities                    3,617     3,572       3,124      3,124
   Minority Interest                    -         -       1,945      1,901
   Stockholders' Equity           376,687   336,172     334,089    302,038
                               ---------- ---------   ---------  ---------
                                 $989,593  $923,828    $829,566   $777,327
                               ========== =========   =========  =========

   INCOME STATEMENT DATA
   For the three months ended March 31,

                                        1998                 1997
                               --------------------  ---------------------
                                 Reported  Restated   Reported   Restated
                               ---------- ---------  ----------  ---------
Revenues                         $ 90,103   $89,994     $99,234    $99,234
Costs and Expenses                101,629    93,273      71,259     76,364
                               ---------- ---------    --------  ---------
Pretax Income                     (11,526)   (3,279)     27,975     22,870
Income Taxes                       (4,934)   (1,697)      6,869      4,889
Minority Interest                       -         -        (117)      (117)
                               ---------- ---------    --------  ---------
Net Income (Loss)                $ (6,592)  $(1,582)    $20,989    $17,864
                               ========== =========    ========  =========

Earnings Per Share:
   Basic                         $   (.13)  $  (.03)    $   .42    $   .36
   Diluted                       $   (.13)  $  (.03)    $   .41    $   .35

Item 6.    Resignation of Registrant's Directors.

           Not applicable.

Item 7.    Financial Statements and Exhibits.

           (a) Financial Statements of Businesses Acquired.

               Not applicable.

           (b) Pro Forma Financial Information.

               Not applicable.

           (c) Exhibits.

           The following is a list of all exhibits filed as a part of this Form 8-K:

           23.   Consent of Independent Public Accountants.

           27.1 Restated Financial Data Schedule for fiscal 1997 and fiscal 1997 interim periods.

           27.2 Restated Financial Data Schedule for fiscal 1996 and fiscal 1996 interim periods.

Item 8.    Change in Fiscal Year.

           Not applicable.

Item 9.    Sales of Equity Securities Pursuant to Regulation S.

           Not applicable.

                                   SIGNATURES
                                   ----------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     VINTAGE PETROLEUM, INC.



                                     By:  /s/ Michael F. Meimerstorf
                                          -------------------------------
                                           Michael F. Meimerstorf
                                           Vice President and Controller

Date: August 18, 1998

                                 Exhibit Index

The following is a list of all exhibits filed as a part of this Form 8-K.

Exhibit
Number                          Description
------          ----------------------------------------------

23.             Consent of Independent Public Accountants.

27.1 Restated Financial Data Schedule for fiscal 1997 and fiscal 1997 interim periods.

27.2 Restated Financial Data Schedule for fiscal 1996 and fiscal 1996 interim periods.